Exhibit 10.30

***Text Omitted and Filed Separately

with the Securities and Exchange Commission

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

AGREEMENT

AUGUST 2, 2016

This Agreement (the “Agreement”) is effective as of the last date of signature found below (the “Effective Date”) and is made by and between BioNano Genomics, Inc., a California corporation having a place of business at 9640 Towne Centre Drive, Ste. 100, San Diego, California 92121, (“BioNano”) and Berry Genomics Co., Ltd., a Chinese corporation having a place of business at Building 9, Courtyard 6, East Jingshun Road, Chaoyang District, Beijing 100015, People’s Republic of China (“Berry”). BioNano and Berry may also individually be referred to herein as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, Berry desires to manufacture and commercialize in-vitro diagnostic system using components supplied by BioNano in the Territory (as defined herein);

WHEREAS, Berry will purchase from BioNano and BioNano will supply certain components for both the kits and instrument;

WHEREAS, Berry will take such components and manufacture the finished kits and instruments at its sole cost;

WHEREAS, Berry will obtain all necessary regulatory approvals in China to manufacture and sell the kits and instruments at its sole cost;

WHEREAS, BioNano will provide certain training to enable Berry’s after-sales installation and support for the instrument.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:

Article I.

Definitions

The following capitalized terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries’ controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or general partnership or managing member interests, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Authorized Third Party” means a third party, other than an Affiliate of BioNano, that BioNano authorizes in writing for Berry to purchase BioNano Components from.

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“Berry Components” means those components of the IVD Kit(s) that are sourced by or supplied by Berry, which are not supplied by BioNano or Authorized Third Party. For the avoidance of doubt, the BioNano Kit Components, including any associated documents, information, protocols, and methods of use, are not within the definition of Berry Components.

“BioNano Intellectual Property Rights” means any and all Intellectual Property Rights owned by BioNano or its Affiliates or licensed to BioNano or its Affiliates and sublicensable by BioNano to Berry.

“BioNano Patents” means all BioNano patents and patent applications in the Territory to the extent pertaining to or covering aspects or features of the BioNano Components (or use thereof), IVD Kits and IVD Instrument (or use thereof) without regard to (i.e., not particular to) any specific filed(s) of use or specific application(s). The BioNano Patents are set forth on Exhibit F.

“BioNano Components” means those components that BioNano supplies to Berry under this Agreement for use in the IVD Kit(s) and the IVD Instrument. The BioNano Components are set forth on Exhibit A. BioNano Components for the IVD Kit are referred to as “BioNano Kit Components” and BioNano Components for the IVD Instrument are referred to as “BioNano Instrument Components.”

“Core IP” means any and all BioNano Intellectual Property Rights to the extent pertaining to or covering aspects or features of the BioNano Components(or use thereof), IVD Kits and IVD Instrument (or use thereof) without regard to (i.e., not particular to) any specific field(s) of use or specific application(s). For clarity, Core IP includes BioNano Patents, but excludes any trademark, service mark, trade dress, brand names, marks, or logos.

“CFDA” means the China Food and Drug Administration (including the affiliated centers, such as the Center for Drug Evaluation, Center for Medical Device Evaluation, and the National Institutes for Food and Drug Control under it), any local Food and Drug Administration or any successor governmental authority having substantially the same function.

“Clinical Partner” means Berry’s collaboration partners, which Berry receives clinical samples from or provides clinical testing on site, including but not limited to the following: clinical laboratories, hospitals, clinics, etc.

“Intellectual Property Right(s)” means all rights in patent, copyrights (including rights in computer software), know-how, trademark, service mark and trade dress rights and other industrial or intellectual property rights under the Laws of any jurisdiction, whether registered or not and including all applications or rights to apply therefor and registrations thereto.

“Instrument Manufacturing Instructions” means a written document executed by the authorized representatives of BioNano and Berry that details how the BioNano Instrument Components will be assembled into the finished IVD Instrument, including by way of example, shipping, storage, and handling requirements, as well as testing to be conducted prior to shipment of IVD Kits to Berry’s customers.

“Instrument Specifications” means the performance specifications for the IVD Instrument as set forth in Exhibit C.

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“IVD Certified Labs” means medical laboratories or medical institutions approved by the National Health and Family Planning Commission of the PRC to undertake clinical use of genetic sequencing products or technologies under the applicable regulations.

“IVD Instrument” means a complete diagnostic Berry-branded or Berry and BioNano co- branded instrument comprised of the BioNano Instrument Components supplied to Berry by BioNano under this Agreement.

“IVD System” means a complete system comprised of the IVD Instruments and the IVD Kits, including, for clarity, (i) algorithms, (ii) protocols, (iii) firmware, (iv) chips, (v) reagents, or (vi) other related items therein.

“IVD Kit” means a complete diagnostic test for use with the IVD Instrument, which test comprises at least (i) Berry Components that are test-specific elements supplied by Berry (e.g., primers, enzymes); (ii) BioNano Kit Components supplied to Berry by BioNano under this Agreement; and (iii) analysis/interpretation software developed by Berry that will accept IVD Instrument standard output files and operate with the IVD Instrument.

“Kit Specifications” means the performance specifications for the IVD Kit.

“Kit Manufacturing Instructions” means a written document executed by authorized representatives of BioNano and Berry that details how BioNano Kit Components will be assembled into finished IVD Kits, including by way of example, […***…].

“Law” means all statutes, statutory instruments, regulations, ordinances, or legislation to which a Party is subject; common law and the law of equity as applicable to the Parties; binding court orders, judgments or decrees; industry code of practice, guidance, policy or standards enforceable by law; and applicable, directions, policies, guidance, rules or orders made or given by a governmental or regulatory authority.

“[…***…]” means […***…].

“Other IP” means any and all Intellectual Property Rights of third parties to the extent pertaining to or covering aspects or features of the BioNano Components (or use thereof) or the IVD Instrument/Kit (or use thereof) with regard to any specific field(s) of use or specific application(s).

“Patent Rights” means any and all patents, patent applications, provisional applications, certificates of invention, applications for certificate of invention or priority patent filings, including any patents issuing on any such patent application or any certificate of invention issuing on any such application for certificate of invention, and including any substitutions, extensions or supplementary protection certificates, patents of addition, reissues, reexaminations, extensions, restorations, confirmations, registrations, revalidations, revivals, revisions, renewals, divisions, continuations, continuation-in-parts or requests for continued examination of any of the foregoing.

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“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, university, college, governmental authority or other entity of any kind.

“Regulatory Approval” means all approvals, licenses and consents, clearances, and registrations from applicable governmental authorities and healthcare institution authorities (including without limitation independent ethics committees) required in connection with the importation, clinical studies, registration, manufacture, distribution, promotion and advertising, including Sale, of the IVD System, IVD Kit and IVD Instrument in the Territory in the Fields of Use.

“Sell” “Sale” “Sold” means to sell, lease, loan, transfer, or otherwise dispose of.

“Service Contract” means the maintenance and service support that Berry may purchase from BioNano for IVD Instruments and IVD Kits at its sole discretion upon the expiration of the […***…] warranty.

“Specifications” means BioNano’s written specifications for the BioNano Components in effect on the date the BioNano Components are shipped from BioNano to Berry.

“Term” is defined in Section 9.01.

“Territory” means the People’s Republic of China, excluding, for purposes of this Agreement only, the Hong Kong and Macau Special Administrative Regions and Taiwan.

Article II.

Responsibilities of the Parties

2.01    Berry Responsibilities. Subject to the terms and conditions of this Agreement, Berry and Affiliate of Berry, under their own names, at their sole cost and expense, shall:

(a)    manufacture and test the IVD Instrument in accordance with the Instrument Manufacturing Instructions;

(b)    manufacture and test the IVD Kits in accordance with the Kit Manufacturing Instructions;

(c)    market and Sell IVD Instruments in the Territory that have been manufactured and tested in accordance with the Instrument Manufacturing Instructions in the Territory;

(d)    market and Sell IVD Kits in the Territory that have been manufactured and tested in accordance with the Kit Manufacturing Instructions in the Territory;

(e)    for the purpose of the above (a) – (d), seek and obtain Regulatory Approvals for the IVD Kits and IVD Instrument and maintain such Regulatory Approvals thereafter during the Term;

(f)    purchase the BioNano Components from BioNano as set forth in Exhibit A and terms and conditions of this Agreement;

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(g)    provide technical support for the IVD Kits and IVD Instrument as set forth in Exhibit B; and

(h)    pay for BioNano’s […***…] costs incurred in providing IVD Instrument training to Berry personnel.

2.02    BioNano Responsibilities. Subject to the terms and conditions of this Agreement, BioNano shall:

(a)    provide the necessary support and documentation for the BioNano Components for each submission to a Regulatory Authority;

(b)    manufacture and supply the BioNano Components to Berry that meet the Instrument Specifications and Kit Specifications […***…] in accordance with the terms and conditions of this Agreement;

(c)    provide trainings to Berry so that Berry can perform IVD Instrument and IVD Kit manufacturing, installation, service and support and effectively use BioNano Components;

(d)    provide, to the extent permitted by all applicable Laws, installation, technical, warranty, and maintenance support for the IVD Kits and IVD Instrument, as applicable, as set forth in Exhibit B;

(e)    assist Berry to manufacture, as applicable, the IVD Kits and IVD Instrument by using the BioNano Components;

(f)    develop or co-develop with Berry the Kit Component(s) and/or Instrument Component(s) to meet the Specifications for the Clinical Use; and

(g)    provide the maintenance and service support if Berry purchase such service from BioNano upon the expiration of the […***…] warranty.

Article III.

Regulatory Approval and Regulatory Documents

3.01    Regulatory Approval. Berry is entitled to obtain the Regulatory Approvals on its behalf under Berry’s name and brand collectively or respectively for the IVD System, IVD Instrument, and IVD Kit. Berry will act at its sole discretion in performing its relevant obligations for Regulatory Approvals.

3.02    Regulatory Documents. Berry agrees that it will prepare any and all documents, materials, and information necessary to seek, obtain, and maintain the Regulatory Approvals. BioNano agrees to provide all necessary documents, information and material timely and assist and/or participate in obtaining the necessary Regulatory Approvals, at Berry’s cost and expense.

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Article IV.

Fields of Use; Sales and Marketing

4.01    Fields of Use. Berry is entitled to develop and offer Berry-branded IVD System for […***…] in the following defined fields (“Clinical Use” or “Fields of Use”), with the potential to expand to other fields upon mutual agreement of both parties in the future.

(a)    […***…] in both prenatal and postnatal patients;

(b)    […***…];

(c)    […***…] for In Vitro Fertility (IVF) centers and hospitals.

4.02    Sale for Clinical Use. Subject to the terms and conditions of this Agreement, including without limitation, the limited scope of rights conferred upon Berry under Section 7.01 and the Trademark License attached as Exhibit E, BioNano agrees that Berry may Sell IVD Kits and IVD Instruments for Clinical Use in the Territory in the Fields of Use, […***…]. The Parties agree that Berry is entitled to place instruments at Clinical Partner sites in the Territory at Berry’s sole cost.

4.03    Sale for Research Use. BioNano agrees that Berry may Sell and distribute the IVD Kits and IVD Instruments to IVD Certified Labs in the Territory for research use (“Research Use”), and use the IVD Kits and IVD Instruments for internal research (“Internal Use”).

4.04    Distributors. In the event that Berry Sells through distributors, Berry agrees that it will only Sell IVD Kits and IVD Instruments through distributors that are qualified and otherwise permitted by Law to market and Sell in-vitro diagnostic medical devices.

4.05    Forward Information. BioNano and its distributors (if any) should forward the information to Berry if it receives any inquiry regarding the purchase of IVD Kits and IVD Instruments from potential customers.

4.06    Product Manuals and Marketing Collateral. Berry agrees […***…] to develop labeling, package inserts, user manuals/guides, and all marketing collateral, including websites (collectively “Collateral”), for the IVD Kits and IVD Instruments.

4.07    […***…]. […***…]

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4.08    Instrument Specifications. The Instrument Specifications are set forth in Exhibit C, which may be amended or updated by both Parties in writing.

4.09    IVD Kit Specifications. Berry agrees that it will develop Kit Specifications similar to the Instrument Specifications and provide BioNano with an English and Chinese version of the same upon request.

4.10    Affiliate of Berry. Subject to the terms and conditions of this Agreement, BioNano agree that Berry may use its Affiliate to manufacture and Sell the IVD Kit and IVD Instrument on behalf of Berry.

Article V.

Branding and Trademarks

5.01    Branding. The Parties agree that Berry will be entitled to manufacture the IVD Instruments and IVD Kits under Berry’s brand names, marks, logo, trademarks and trade dress. Berry agrees that it will market and Sell the IVD Kits and IVD Instruments in compliance with the Branding Requirements set forth in Exhibit D.

5.02    Berry Trademarks. BioNano recognizes the exclusive ownership by Berry of any proprietary Berry marks, logo, trademarks or trade dress furnished by Berry (e.g. the name “Berry”) for use in connection with Berry’s commercialization of the IVD Instrument and IVD Kits. BioNano shall not, either during the Term, or at any time thereafter, register, use or challenge or assist others to challenge the trademark, the Berry marks, logo and trade dress furnished by Berry or attempt to obtain any right in or to any such name, logo, trademarks or trade dress confusingly similar for the marketing of the IVD Instrument and IVD Kits.

5.03    BioNano Trademarks. In the event the Parties mutually agree to any co-branding, they shall enter into a Trademark License in the form attached as Exhibit E, which sets forth the terms and conditions under which Berry may use certain trademarks of BioNano in connection with the marketing and Sale of the IVD Kits and IVD Instruments under this Agreement.

Article VI.

Ordering, Delivery and Payment

6.01    Component Pricing. The price for BioNano Components is set forth in Exhibit A.

6.02    BioNano Components. Subject to the terms and conditions of this Agreement, Berry shall not purchase products or materials from a third party (other than an Authorized Third Party) that would replace or be a substitute for the BioNano Components. For the avoidance of doubt, any BioNano Components purchased from an Authorized Third Party are subject to the terms and conditions of this Agreement.

6.03    Ordering and Forecast.

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(a)    Ordering; Acceptance; Cancellation. Berry shall order BioNano Components using written Purchase Orders submitted under and in accordance with this Agreement. Purchase Orders shall state, at a minimum, the BioNano part number, the BioNano provided quote number (or other reference provided by BioNano), the quantity ordered, price, requested delivery date, and address for delivery, and shall reference this Agreement. All Purchase Orders shall be sent to the attention of BioNano Customer Solutions or to any other person or department designated by BioNano in writing. Acceptance of a Purchase Order occurs when BioNano provides Berry a sales order confirmation (“Sales Order Confirmation”). BioNano shall provide Berry a Sales Order Confirmation within […***…] upon receipt of a Purchase Order. Purchase Orders submitted in accordance with this Agreement will not be unreasonably rejected by BioNano. BioNano shall provide justifications in writing for any rejection of Purchase Orders. All Purchase Orders accepted by BioNano may not be modified without the prior written consent of Berry.

(b)    Shipment. BioNano will ship BioNano Components to Berry. Certain BioNano Instrument Components and Kit Components may be shipped directly from BioNano’s OEM manufacturers to Berry.

(c)    Ship Date. BioNano will provide Berry with estimated ship dates within […***…] after a Sales Order Confirmation is issued.

(d)    Ship Date Changes. The latest ship date allowed for any Component under a Purchase Order is the date that is […***…] after a Sales Order Confirmation is issued. Subject to the terms and conditions of this Agreement, BioNano will use reasonable efforts to accommodate Berry’s requests to bring forward the ship dates for BioNano Components on a Purchase Order accepted by BioNano.

(e)    […***…]. Berry shall, no later than the […***…].

(f)    Ship Schedule. Each Purchase Order for BioNano Components must include a ship schedule, subject to BioNano’s confirmation, that details the quantity of and type of BioNano Components that Berry requires in each calendar month that is covered by the Purchase Order.

6.04    Shipping; Title, Risk of Loss. Unless otherwise agreed upon in writing, all BioNano Components shall be delivered ExWorks (Incoterms 2010) at BioNano’s shipping address and title and risk of loss shall transfer to Berry upon delivery at such address. For clarity, BioNano will be solely responsible for all formalities with the U.S. government to ensure the delivery, including but not limited to handling all filings related to export and Customs clearance.

6.05    Substantial Conformance. Shipments of BioNano Components from BioNano which do not conform to the warranty set forth in Section 8.03, may be rejected by Berry within the time frames set forth in this Section 6.05. Berry will inspect all BioNano Components immediately upon receipt from BioNano. All BioNano Components shall be deemed accepted by Berry […***…] after receipt, unless rejected in accordance with this Section 6.05. To reject a BioNano Component, Berry shall give notice to BioNano not more than […***…] after receipt by Berry of a particular BioNano

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Component, stating the reasons for rejection. BioNano shall arrange for the pick-up of the rejected BioNano Component by BioNano’s shipping/transportation company […***…], which cost shall be […***…] if the rejected BioNano Component is not a Qualifying Rejected Component. In the event the rejected BioNano Component fails to conform to the warranty set forth in Section 8.03 (each being a “Qualifying Rejected Component”), BioNano shall, at BioNano’s election, either issue Berry a credit […***…] for each Qualifying Rejected Component or promptly replace the Qualifying Rejected Component with conforming BioNano Component. If the Parties disagree whether a particular BioNano Component is a Qualifying Rejected Component, the Parties shall submit a sample of such BioNano Component to a mutually agreed independent laboratory for testing using the method set forth in the Specifications for such BioNano Component. The conclusion of such independent laboratory shall be binding upon the Parties, and the Party against whom the independent laboratory rules shall bear the cost of such testing.

6.06    Late Delivery. If BioNano fails to meet the delivery date for the products or material under a Purchase Order, BioNano shall immediately notify Berry in writing and include the reasons therefore. If the failure is caused by BioNano (including BioNano’s suppliers, OEM and Authorized Third Party), BioNano shall take any and all commercially reasonable actions necessary to fill Berry’s requirements as rapidly as possible, at BioNano’s expense.

6.07    Invoice. All invoices shall be sent to Berry’s accounts payable department, or any other address designated by Berry in writing. Invoices will be sent to Berry within […***…] of shipment of the BioNano Components.

6.08    Currency of Payments. All payments required under this Agreement shall be paid in United States Dollars.

6.09    Payments. Berry agrees to pay for BioNano Components supplied and any amounts payable arising under this Agreement in accordance with the terms and conditions of this Agreement. All payments are due within […***…] of the date on the invoice. Without limiting any remedies available to BioNano, any amounts not paid when due under this Agreement will accrue interest at the rate of […***…]% per […***…], or the maximum amount allowed by Law, if lower.

6.10    Taxes. All prices and other amounts payable to BioNano hereunder are exclusive of and are payable without withholding or deduction for taxes, GST, VAT, customs duties, tariffs, charges or otherwise as required by Law from time to time upon the Sale of the BioNano Components or provision of services, all of which will be added to the purchase price or subsequently invoiced to Berry to gross up any payment in respect of which withholding or deduction is required to be made.

6.11    Minimum Purchase. Berry agrees to place Purchase Orders for and take delivery of a quantity of BioNano Instrument Components that is equal to five fully manufactured and ready to ship IVD Instruments within 12 months after the Effective Date per the following schedule: one unit of Irys V3 beta version ordered by September 30, 2016 and delivered by October 15, 2016; one unit of Irys V3 beta version ordered by November 30, 2016 and delivered by December 15, 2016; one unit of Irys V3 (fully released version) delivered by March 31, 2017 and two units of Irys V3 (fully released version) delivered by June 30, 2017. For the avoidance of doubt, the two units of Irys V2 that have been already purchased by Berry (order placed on June 23, 2016) are not included in the above schedule. Berry agrees to also place Purchase Orders for and take delivery of a quantity of BioNano Instrument Components that is […***…]

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[…***…] and the Instrument Specifications set forth in Exhibit C are met. Berry’s obligations under this Section 6.11 cease if this Agreement is terminated pursuant to Section 9.02.

Article VII.

Intellectual Property and Compliance

7.01    Grant of License. As of the Effective Date, BioNano hereby grants to Berry and its Affiliates, and Berry and its Affiliates hereby accepts, an irrevocable, exclusive, sublicensable, fully paid-up, royalty-free, license during the Term under the Core IP in the Territory in the Fields of Use solely to seek and obtain CFDA registration, manufacture, market, distribute and have distributed, Sell and have Sold, offer for Sale and have offered for Sale IVD Kits and IVD Instruments For the avoidance of doubt, the license granted in this Article 7.01 shall be at the exclusion of all others, including BioNano as the licensor.

7.02    IVD System Improvements.

(a)    Subject to the terms and conditions of this Agreement, to the extent permitted by PRC law, BioNano shall be the sole owner of all IVD System Improvements and Berry hereby assigns to BioNano any and all rights that Berry may have in the IVD System Improvements, provided that BioNano agrees to grant Berry an irrevocable, nonexclusive, sublicensable, fully paid-up, royalty-free license during the Term in the Fields of Use in the Territory a) to use, reproduce, distribute, modify, and prepare derivative works of, such IVD System Improvements solely to the extent necessary exploit the license granted Section 7.01, and b) to use, make, have made, offer for sale, sell, distribute and import products and services that incorporate, embody, or practice the methods of, such IVD System Improvements, solely to the extent necessary exploit the license granted Section 7.01. Berry shall promptly disclose to BioNano any such IVD System Improvements that arise under this Agreement. Berry shall, at the request of BioNano, assist BioNano to obtain, maintain and protect its ownership interests in the IVD System Improvements, the costs of which shall be afforded by BioNano.

(b)    In the event that such IVD System Improvements are not permitted by the PRC laws to be transferred to and owned by BioNano as provided in Section 7.02(a), then: (i) Berry unconditionally and irrevocably waives the enforcement of any rights in such IVD System Improvements and all claims and causes of action of any kind against BioNano with respect to the rights; and (ii) to the extent Berry cannot (as a matter of law) make such waiver, Berry unconditionally grants to BioNano an exclusive, perpetual, irrevocable, worldwide, royalty free license, with the right to sublicense through multiple levels of sublicensees, under any and all such rights: (x) to reproduce, create derivative works of, distribute, publicly perform, publicly display, digitally transmit, and otherwise use IVD System Improvements in any medium or format, whether now known or hereafter discovered; (y) to use, make, have made, sell, offer to sell, import, and otherwise exploit any product or service based on, embodying, incorporating, or derived from IVD System Improvements; and (z) to exercise any and all other present or future rights in IVD System Improvements.

(c)    As used herein, “IVD System Improvements” shall mean all Patent Rights that are […***…] and any improvements

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thereto. For the avoidance of doubt, any improvement that is non-related with […***…] shall not be included in the IVD System Improvements.

7.03    Other Improvements. Among the Parties, Berry shall be the sole and exclusive owner of all rights, titles and interests in and to any and all Intellectual Property Rights, excluding IVD System Improvements, that are developed, directly or indirectly, by or on behalf of Berry, independently or with or through others at any time, throughout the Term.

7.04    Other IP. Berry agrees that (i) it may require Other IP to manufacture, distribute, market and Sell or otherwise exploit the IVD Kit and the IVD Instrument using BioNano Components in the Territory, and (ii) Berry is solely responsible to obtain the rights to any and all such Other IP. BioNano will assist Berry in identifying and approaching the sources of such Other IP if BioNano is aware of such information or upon request from Berry.

7.05     No Implied Licenses. No right or license under any Intellectual Property Rights of a Party is granted or shall be granted by implication to the other Party. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement,

7.06    IP Enforcement.

(a)    BioNano, on behalf of itself and its Affiliates (and their respective successors and assigns), shall have the first right, but not obligation, to take any measures it deems appropriate to enforce BioNano Intellectual Property Rights. In the event of any third party infringes, misuses, misappropriates, or violates BioNano Intellectual Property Rights in the Territory in the Fields of Use, Berry shall serve a written notice to BioNano. If BioNano elects not to take action with respect to enforcement actions to cease such infringement, misuse, misappropriation or violation, BioNano shall so inform Berry within […***…] upon receiving Berry’s notice, and Berry shall have the right, but not the obligation, to initiate actions to cease such infringement, misuse, misappropriation or violation. BioNano agrees to provide reasonable assistance related to such enforcement actions as Berry may request at the cost and expenses of Berry. Berry may not offer or provide or sublicense to any third party in settlement or compromise of any such enforcement action any intellectual property right belonging to or controlled by BioNano without the express written consent of BioNano.

(b)    Among the Parties, enforcing Party shall bear the costs and expenses and retain all recovery and income (including damages, licensing fees, royalties, settlement payments and other payments) received as a result of any enforcement action.

7.07    IP Representations and Warranties by BioNano. BioNano hereby represents and warrants as of the Effective Date to Berry that:

(a)    To its best knowledge, BioNano does not infringe any Intellectual Property Rights of any third parties (especially third parties in the Territory);

(b)    BioNano has not received any written claim alleging that any of BioNano’s activities relating to IVD Instrument and IVD Kits infringe, any Intellectual Property rights of any third parties; and

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(c)    The deliverable materials and documents under Section 7.08 will be provided on an “as is” basis. Any error or omission in such materials and documents – if any – shall be corrected by BioNano in the shortest possible time.

7.08    BioNano Patents. Regarding the BioNano Patents, BioNano will either file national entries based upon existing PCT applications designating the Territory, or file PCT applications and subsequent national entries designating the Territory, as applicable, either in its own name or together with Berry; provided, however, that if BioNano determines to abandon or not to file any such entries or applications it shall provide reasonable prior notice of the same to Berry and Berry shall have the right to make or maintain such filings at Berry’s sole cost and expense by providing reasonable notice thereof to BioNano.

7.09    BioNano will provide with Berry in a timely manner all the information, materials, and documents regarding to, including without limitation, Intellectual Property Rights and Confidential Information in BioNano’s possession as of the date of this Agreement that is necessary for Berry’s licensed activities under Section 7.01 within the Territory. Within […***…] after the Effective Date, BioNano shall provide a checklist of such deliverable information, materials, and documents, which shall be attached hereto as Exhibit G.

7.10    Compliance with Laws.

(a)    Berry shall comply with applicable law pertaining to the manufacture, use, import, export, transport, handling, storage, distribution, sales, and marketing, of the IVD Kits and IVD Instrument.

(b)    In conformity with the applicable Chinese anti-bribery laws and regulations, the United States Foreign Corrupt Practices Act (“FCPA”) and BioNano’s established corporate policies regarding foreign business practices, Berry and its directors, officers, employees and agents shall not directly or indirectly make an offer, payment, promise to pay, or authorize payment, or offer a gift, promise to give, or authorize the giving of anything of value to any governments, government officials, political parties, political party officials (or relatives or associates of such officials) or healthcare professionals for the purpose of influencing an act or decision of an official of any government or government instrumentality or a healthcare professional, including, without limitation, within the Territory or the United States Government (including a decision not to act) or inducing such a person to use his influence to affect any governmental act or decision or act or decision of a healthcare institute in order to assist Berry, directly or indirectly, in obtaining, retaining or directing any such business.

(c)    Berry will comply with all BioNano’s reasonable requests in order to ensure compliance with the FCPA. Berry shall ensure that its employees and agents understand their obligations under the FCPA, and shall take such measures as may be necessary to ensure that its employees and agents comply with its requirements. Berry’s efforts in this regard shall include, at a minimum, providing formal training to its employees and agents regarding the FCPA. Upon BioNano’s request, Berry shall provide to BioNano written confirmation that it has conducted such training.

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(d)    BioNano is committed to conducting its business in accordance with BioNano’s Anti-Corruption Policy. Berry shall comply with BioNano’s Anti-Corruption Policy. Such obligations include, among others, prohibitions on receiving inappropriate gifts, payments or other compensation, and the obligation to report relationships or transactions that could be expected to give rise to a conflict of interest. Berry acknowledges that BioNano has provided Berry with a copy of BioNano’s Anti-Corruption Policy and that BioNano may from time to time provide Berry with revisions to the same.

Article VIII.

Indemnification, Warranty and Limitation of Liability

8.01    Infringement Indemnification.

(a)    Indemnification by BioNano. Subject to these terms and conditions,

(i)    BioNano shall defend, indemnify and hold harmless Berry and Affiliates of Berry, and its officers, directors, representatives and employees, successors and assigns (each an “Berry Indemnitee”), against any and all claims, liabilities, damages, fines, penalties, causes of action, and losses of any and every kind (“Claim”), including without limitation, claims relating to or arising out of personal injury or death, and claims arising out of infringement of a third party’s Intellectual Property Rights, in connection with any demands, investigations, lawsuits and other legal actions of third parties to the extent a Claim results from, relates to, or arises out of (i) any breach of, or inaccuracy in, any representation or warranty made by BioNano in this Agreement, (ii) any fault, negligence or intentional misconduct of BioNano, or its Affiliate, in performing or failing to perform under this Agreement, or (iii) any Claim of infringement of a third party’s Intellectual Property Rights (a “BioNano Infringement Claim”); except in each case, to the extent such Claims result from the material breach of this Agreement by Berry or the negligence or willful misconduct of any Berry Indemnitee.

(ii)    If the BioNano Components or any part thereof becomes, or in Berry’s opinion may become, the subject of an BioNano Infringement Claim, upon Berry’s requirement, BioNano shall (A) procure for Berry the right to continue using the BioNano Components, (B) modify or replace the BioNano Components with a substantially equivalent non-infringing substitute, or (C) require the return of the BioNano Components then in Berry’s possession and terminate the rights, license, and any other permissions provided to Berry with respect the BioNano Components and refund Berry the price paid by Berry for the returned BioNano Components at the time of such return.

(b)    Indemnification by Berry. Berry shall defend, indemnify and hold harmless BioNano and Affiliates of BioNano, and its officers, directors, representatives and employees, successors and assigns (each an “BioNano Indemnitee”), for any Claims in connection with any demands, investigations, lawsuits and other legal actions of third parties to the extent arising from: (A) any breach of, or inaccuracy in, any representation or warranty made by Berry in this Agreement, and (B) any gross negligence or intentional misconduct of Berry, or its Affiliate, in performing or failing to perform under this Agreement; except in each case, to the extent such Claims result from the material breach by BioNano of any covenant, representation, warranty or other agreement made by Berry in this Agreement, or the negligence or willful misconduct of any BioNano Indemnitee.

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8.02    Indemnity Procedure. The Parties’ indemnification obligations under this Article VIII are subject to the Party seeking indemnification (i) notifying the other, indemnifying Party promptly in writing of the claim, (ii) giving indemnifying Party exclusive control and authority over the defense of such claim, (iii) not admitting infringement of any Intellectual Property Right without prior written consent of the indemnifying Party, (iv) not entering into any settlement or compromise of any such action without the indemnifying Party’s prior written consent, and (v) providing all reasonable assistance to the indemnifying Party that the indemnifying Party requests and ensuring that its officers, directors, representatives and employees and other indemnitees likewise provide assistance (provided that indemnifying Party reimburses the indemnified Party(ies) for its/their reasonable out-of-pocket expenses incurred in providing such assistance). An indemnifying Party will not enter into or otherwise consent to an adverse judgment or order, or make any admission as to liability or fault that would adversely affect the indemnified party, or settle a dispute without the prior written consent of the indemnified Party, which consent not to be unreasonably withheld, conditioned, or delayed.

8.03    Product Warranty.

(a)    BioNano Kit Components. To the extent permitted by PRC laws and regulations, BioNano warrants that the BioNano Kit Components will conform to their Specifications until the later of (i) […***…] from the date of shipment from BioNano, and (ii) any expiration date or the end of the shelf life pre-printed on such BioNano Kit Components by BioNano, but in no event later than […***…] from the date of shipment.

(b)    BioNano Instrument Components. To the extent permitted by PRC laws and regulations, BioNano warrants that the BioNano Instrument Components will conform to their Instrument Specifications until […***…] from the date of shipment from BioNano. Berry, at its sole discretion, may determine to purchase Service Contract from BioNano upon expiration of such […***…] warranty, and instruct BioNano relevant personnel to provide maintenance and service support to the customers of Berry.

(c)    Limitations. To the extent permitted by PRC laws and regulations, the warranties in Section 8.03(a) and 8.03(b) do not apply to the extent a non-conformance is due to (i) abuse, misuse, neglect, negligence, accident, improper storage, handling or use contrary to the Specifications or Instrument Specifications, (ii) unauthorized alterations, (iii) Force Majeure events, or (iv) failure to manufacture the IVD Kit or IVD Instrument in accordance with the Kit Manufacturing Instructions and Instrument Manufacturing Instructions, respectively.

(d)    Remedy. Berry’s exclusive remedy under the warranty in Section 8.03(a) and 8.03(b) is that BioNano will, at BioNano’s option, replace or repair non-conforming BioNano Components that BioNano confirms is covered by this warranty. Replaced BioNano Components come with a new warranty.

(e)    Procedure. In order to be eligible for replacement under this warranty Berry must (i) promptly contact (orally or by written notice) BioNano’s support department to report the non-conformance within […***…] after it becomes aware of the non-conformance, (ii) cooperate with BioNano in confirming or diagnosing the non-conformance, and (iii) destroy or return the BioNano Components, transportation charges assumed by BioNano following BioNano’s instructions.

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(f)    Warranty Provided to Berry’s End-Customers.

1)	IVD Kit. To the extent permitted by PRC laws and regulations, Berry may determine the terms of the warranty it provides for the IVD Kit in its discretion; provided that, such warranty does not exceed the warranty on the BioNano Kit Components provided by BioNano to Berry.

2)	IVD Instrument. To the extent permitted by PRC laws and regulations, Berry agrees that it will only convey the following warranty to end-customers of the IVD Instrument.

“Warranty. Berry will only warrant that the IVD Instrument will conform to the Instrument Specifications for a period of […***…] beginning on the date the IVD Instrument is installed at the end-user customer’s site or […***…] after the date the IVD Instrument is delivered to the end-customer site, whichever occurs first.

Procedure for Warranty Coverage. In order to be eligible for repair or replacement under this warranty, the end-customer must (i) promptly contact (orally or by written notice) the designated support contact to report the non-conformance, (ii) cooperate in confirming or diagnosing the non-conformance, and (iii) return the IVD Instrument, transportation charges prepaid following Berry’s instructions or, if agreed by Berry and end-user customer, grant Berry’s authorized repair personnel access to the IVD Instrument in order to confirm the non-conformance and make repairs.

Sole Remedy under Warranty. Berry will, at its option, repair or replace non-conforming IVD Instrument that it confirms is covered by this warranty. IVD Instruments may be repaired or replaced with functionally equivalent, reconditioned, or new IVD Instruments or components (if only a component of IVD Instrument is non-conforming). If the IVD Instrument is replaced in its entirety, the warranty period for the replacement is […***…] from the date of shipment or the remaining period on the original IVD Instrument warranty, whichever ends later. If only a component is being repaired or replaced, the warranty period for such component is […***…] from the date of shipment or the remaining period on the original IVD Instrument warranty, whichever ends later. The preceding states Berry’s sole remedy and Seller’s sole obligations under the warranty provided hereunder.”

8.04    Berry Warranty. Berry warrants that it will perform the necessary manufacturing, marketing and tests in compliance with the applicable PRC laws and regulations, and that the IVD Instruments and IVD Kits will be manufactured under appropriate design control and regulations for good manufacturing practices.

8.05    Warranty Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO WARRANTIES, EXPRESS OR IMPLIED, ARE GIVEN BY EITHER PARTY, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE.

***Confidential Treatment Requested

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8.06    Limitation on Liabilities. EXCEPT FOR DAMAGES RESULTING FROM A BREACH OF A PARTY’S OBLIGATIONS UNDER ARTICLE 10, OR A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 8, NEITHER PARTY WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS.

Article IX.

Term and Termination

9.01    Term. The term of this Agreement shall begin on the Effective Date and shall continue for three (3) years (the “Term”), with option to renew for two (2) years by either Party. If either Party desires to continue this Agreement beyond the Term it shall notify in writing the other Party of such desire at least 90 days before the end of the Term and the Parties will discuss such renewal. Notwithstanding the preceding two sentences, BioNano and Berry agree to in good faith negotiate the terms of a new supply agreement or amendment to this Agreement in the event that this Agreement expires after the renewed Term.

9.02    Early Termination. Without limiting any other rights of termination expressly provided in this Agreement or under Law, this Agreement may be terminated early as follows:

(a)    Breach of Provision. If a Party materially breaches this Agreement and fails to cure such breach within 30 days after receiving written notice of the breach from the other Party, or if a breach is not curable, then the non-breaching Party shall have the right to terminate this Agreement with immediate effect by providing written notice of termination to the other Party.

(b)    Bankruptcy and Insolvency. A Party may terminate this Agreement, effective immediately upon written notice, if the other Party becomes the subject of a voluntary or involuntary petition in bankruptcy, for winding up of that Party, or any proceeding relating to insolvency, receivership, administrative receivership, administration liquidation or company voluntary arrangement or scheme of arrangement with its creditors that is not dismissed or set aside within 60 days. In the event of any insolvency proceeding commenced by or against Berry, BioNano shall be entitled to cancel any Purchase Order then outstanding and not accept any further Purchase Order until bankruptcy or insolvency proceeding is resolved. In the event of any insolvency proceeding commenced by or against BioNano, Berry shall be entitled to cancel any Purchase Order then outstanding.

(c)    Termination for Failure to Purchase. BioNano shall have the right to terminate this Agreement immediately upon written notice to Berry if Berry fails to achieve the purchase of the quantity of BioNano Instrument Components as set forth in Section 6.11, unless such failure is caused by the BioNano’s breach of its supply obligations hereunder.

(d)    Termination for Infringement of Intellectual Property Rights in China. Berry shall have the right to terminate this Agreement upon written notice to BioNano if a court of competent jurisdiction makes a final determination that in the course of its performance under this Agreement BioNano infringes the Intellectual Property Rights of a third party in China.

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9.03    Effects of Termination on Inventory. In the event this Agreement is terminated early pursuant to Section 9.02(c), and Berry has inventory of BioNano Components, finished IVD Kits, or IVD Instruments, BioNano and Berry will negotiate in good faith the terms of an exchange or credit program. In addition, Berry shall have the right following expiration or termination of this Agreement, to manufacture in the Territory and Sell IVD Kits and IVD Instruments in accordance with the terms and conditions in the Agreement in order to dispose of Berry’s inventory of BioNano Components, IVD Kits and IVD Instruments remaining un-Sold at the time of termination or expiration of this Agreement.

9.04    Survival Obligations. All payment obligations, Article I, Article VIII, Article X, and Article XI in their entirety, and Section 4.10, Sections 6.04, 6.09, 6.11, Sections 7.01, 7.02, 7.03, 7.04 and 7.05, 7.06, Sections 8.05, 8.06, the last sentence of Section 9.01, Sections 9.03 and 9.04, the entirety of Article XII, except for Sections 12.03 and 12.09, shall survive the termination or expiration of this Agreement for any reason. Termination or expiration of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation.

Article X.

Protection of Confidential Information

10.01    Confidentiality. The Parties acknowledge that a Party (the “Recipient Party”) may have access to information (“Confidential Information”) of the other Party (the “Disclosing Party”) in connection with this Agreement.

(a)    BioNano and Berry agree that in order for BioNano’s information to be protected as Confidential Information, BioNano must disclose it with a confidential or other similar proprietary legend and in the case of orally or visually disclosed information, BioNano shall notify Berry of its confidential nature at the time of disclosure […***…] to Berry within […***…] […***…].

(b)    BioNano and Berry agree that all information of Berry and its Affiliates, in any form, including without limitation, information in written, oral, or visual form, that BioNano has access to under or in connection with this Agreement is protected as Confidential Information even if it is not marked with a confidential or other similar proprietary legend. BioNano acknowledges that access to Berry’s information may come from third parties, including without limitation, Authorized Third Parties. Accordingly, all such information is to be protected as Berry Confidential Information under this Agreement. BioNano and Berry further agree that all information in any way related to the subject matter of this Agreement that was disclosed to BioNano by Berry or a Berry Affiliate or by BioNano to Berry on or after March 12, 2016 is subject to the confidentiality provisions of this Agreement.

(c)    Berry and BioNano agree that all information of BioNano and its Affiliates, in any form, including without limitation, information in written, oral, or visual form, that Berry has access to under or in connection with this Agreement is protected as Confidential Information even if it is not marked with a confidential or other similar proprietary legend. Berry acknowledges that access to BioNano’s information may come from third parties, including

***Confidential Treatment Requested

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without limitation, Authorized Third parties. Accordingly, all such information is to be protected as BioNano Confidential Information under this Agreement.

(d)    During the Term of this Agreement and thereafter, the Recipient Party agrees that it shall hold the Disclosing Party’s Confidential Information in confidence using at least the degree of care that is used by the Recipient Party with respect to its own Confidential Information, but no less than reasonable care. The Recipient Party shall disclose the Confidential Information of the Disclosing Party solely on a need to know basis to its employees, contractors, officers, directors, representatives, and those of its Affiliates, under written confidentiality and restricted use terms or undertakings consistent with this Agreement. The Recipient Party shall not use the Disclosing Party’s Confidential Information for any purpose other than exercising its rights and fulfilling its obligations under this Agreement. The Confidential Information shall at all times remain the property of the Disclosing Party. The Recipient Party shall, upon written request of the Disclosing Party, return to the Disclosing Party or destroy the Confidential Information of the Disclosing Party. Notwithstanding the foregoing, the Recipient Party may maintain one copy of the Disclosing Party’s Confidential Information to be retained by the Recipient Party’s Legal Department for archival purposes only.

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(e)    In the event the Parties have other obligations of confidentiality in other agreements executed between the Parties or their Affiliates prior to the Effective Date, and there is a good-faith question as to whether the information is subject to the confidentiality provisions of this Agreement or those of such other prior agreements, the Parties agree that such information shall be subject to the confidentiality provisions of this Agreement.

10.02    Exceptions. Notwithstanding any provision contained in this Agreement to the contrary, neither Party shall be required to maintain in confidence or be restricted in its use of any of the following: (a) information that, at the time of disclosure to the Recipient Party, is in the public domain through no breach of this Agreement or breach of another obligation of confidentiality owed to the Disclosing Party or its Affiliates by the Receiving Party; (b) information that, after disclosure hereunder, becomes part of the public domain by publication or otherwise, except by breach of this Agreement or breach of another obligation of confidentiality owed to the Disclosing Party or its Affiliate by the Receiving Party; (c) information that was in the Recipient Party’s or its Affiliate’s possession at the time of disclosure hereunder by the Disclosing Party unless subject to an obligation of confidentiality or restricted use owed to the Disclosing Party or its Affiliate; (d) information that is independently developed by or for the Recipient Party or its Affiliates without use of or reliance on Confidential Information of the Disclosing Party; or (e) information that the Recipient Party receives from a third party where such third party was under no obligation of confidentiality to the Disclosing Party or its Affiliate with respect to such information. The occurrence of (a), (b), (c), (d) or (e) above shall not be deemed to grant either Party any license or other right, express or implied, to any portion of the information or other proprietary rights of the other Party relating thereto. Notwithstanding the exceptions of this Section 10.02, any compilation of otherwise public information in a form not publicly known shall be considered Confidential Information.

10.03    Disclosures Required by Law. Either party may disclose Confidential Information of the other as required by court order, operation of law, or government regulation (including but not limited to all applicable laws and regulations governing the filing with CFDA, China Securities Regulatory Commission, and Securities & Futures Commission of Hong Kong); provided that, the disclosing party promptly notifies the other party of the specifics of such requirement prior to the actual disclosure, or promptly thereafter if prior disclosure is impractical under the circumstances, uses diligent and reasonable efforts to limit the scope of such disclosure or obtain confidential treatment of the Confidential Information if available, and allows the other party to participate in the process undertaken to protect the confidentiality of the other party’s Confidential Information, including without limitation, cooperating with the other party in its efforts to permit the disclosing party to comply with the requirements of such order, law, or regulation in a manner that discloses the least amount necessary, if any, of the Confidential Information of the other party.

10.04    Injunctive Relief. Each Party acknowledges that any use or disclosure of the other Party’s Confidential Information other than in accordance with this Agreement may cause irreparable damage to the other Party. Therefore, in the event of any such use or disclosure or threatened use or threatened disclosure of the Confidential Information of either Party hereto, the non-breaching Party shall be entitled, in addition to all other rights and remedies available at Law, to seek injunctive relief against the breach or threatened breach of any obligations under this Article X.

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10.05    Disclosure of Agreement. Except as expressly provided otherwise in this Agreement, neither Party may disclose this Agreement, the terms and conditions of this Agreement, including any financial terms thereof, and the subject matter of this Agreement to any third party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

Article XI.

Notices

11.01    Notices. All notices required or permitted under this Agreement shall be in writing, in English, and shall be deemed received only when (a) delivered personally; (b) 5 days after having been sent by registered or certified mail, return receipt requested, postage prepaid (or 10 days for international mail); or (c) 1 day after deposit with a commercial express courier specifying next day delivery or, for international courier packages, 2 days after deposit with a commercial express courier specifying 2-day delivery, with written verification of receipt. All notices shall be sent to the following or any other address designated by a Party using the procedures set forth in Section 11.02:

If to BioNano:	If to Berry:

BioNano Genomics, Inc. 9640 Towne Centre Drive, Ste. 100 San Diego, CA 92121 Attn: Erik Holmlin	Beijing Berry Genomics Co., Ltd. Building 9, Courtyard 6 East Jingshun Road, Chaoyang District, Beijing 100015 P. R. China Attention: Daixing Zhou

With a copy to: BioNano Genomics, Inc. 9640 Towne Centre Drive, Ste. 100 San Diego, CA 92121 Attn: General Counsel

11.02    Both Parties may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such Party at such changed address.

Article XII.

Miscellaneous

12.01    Publicity; Use of Names or Trademarks. Except as expressly authorized otherwise in this Agreement, each Party shall obtain the prior written consent of the other Party on all press releases or other public announcements relating to this Agreement, including its existence or its terms, provided that a Party is not required to obtain prior written consent of the other Party for press releases or public disclosures that repeat information that has been previously publicly disclosed. Berry and BioNano intend to announce their supply relationship in a press release and each agrees it will undertake good faith efforts to reach mutual agreement on the text for release within […***…] after the Effective Date. Except as

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expressly authorized otherwise in this Agreement, neither Party shall use the name or trademarks of the other Party without the express prior written consent of the other Party.

12.02    Assignment; Performance by Affiliates.

(a)    Berry shall not assign or transfer this Agreement or any rights or obligations to any third party, without the prior written consent of the BioNano. Any assignment or transfer of this Agreement made in contravention of the terms hereof shall be null and void. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the Parties’ respective successors and permitted assigns.

(b)    Each Party recognizes that the other Party may perform some or all of its obligations under this Agreement through Affiliates to the extent permitted under this Agreement; provided, however, that such other Party shall remain responsible for the performance by its Affiliates as if such obligations were performed by such other Party.

12.03    Legal Compliance. Nothing in this Agreement is intended, or should be interpreted, to prevent either Party from complying with, or to require a Party to violate, any and all applicable Laws. Should either Party reasonably conclude that any portion of this Agreement is or may be in violation of a change in a Law made after the Effective Date, or if any such change or proposed change would materially increase the cost of any Party’s performance hereunder, the Parties agree to negotiate in good faith written modifications to this Agreement as may be necessary to establish compliance with such changes and/or to reflect applicable changes in compensation necessitated by such changes, with any mutually agreed upon modifications added to this Agreement by written amendment in accordance with Section 12.07 of this Agreement.

12.04    Governing Law; Jurisdiction. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation shall be governed and construed in accordance with the laws of the State of Delaware; provided the Parties shall abide by all applicable mandatory laws and regulations of the People’s Republic of China. All disputes, controversy, difference or claim arising out of or in connection with this Agreement, including without limitation, any question regarding its existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it, shall be referred to and finally resolved by arbitration administered by the American Arbitration Association (the “AAA”). The arbitration shall take place in accordance with the AAA rules then in effect. The tribunal shall consist of three arbitrators, each of BioNano and Berry shall appoint one arbitrator, and the third arbitrator shall be appointed in accordance with the AAA rules and shall be the chairman, and shall not be a national of either Party, unless the Parties agree otherwise in writing. Each arbitrator shall have no less than 10 years of experience handling disputes similar to the dispute to be arbitrated hereunder. The language of the arbitration shall be English. The arbitration shall be held in AAA’s office in the State of Delaware. Any award made by the arbitral tribunal shall be final and binding on the Parties and each Party hereby waives to the fullest extent permitted by Law and right it may otherwise have under the laws of any jurisdiction to any form of appeal.

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12.05    Severability. The terms and conditions stated herein are declared to be severable. If any paragraph, provision, or clause in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the Parties shall use good faith efforts to negotiate a substitute, valid and enforceable provision which most nearly effects the Parties’ intent in entering into this Agreement.

12.06    No Waiver; Rights and Remedies. The failure or delay of either Party to exercise any right or remedy provided herein or to require any performance of any term of this Agreement shall not be construed as a waiver, and no single or partial exercise of any right or remedy provided herein, or the waiver by either Party of any breach of this Agreement shall not prevent a subsequent exercise or enforcement of, or be deemed a waiver of any subsequent breach of, the same or any other term of this Agreement. Except as expressly provided in this Agreement, the rights and remedies of each Party under this Agreement are cumulative and not exclusive of any rights or remedies provided by Law.

12.07    Entire Agreement; Amendment; Waiver. This Agreement represents the entire agreement between the Parties regarding the subject matter hereof and supersedes all prior discussions, communications, agreements, and understandings of any kind and nature between the Parties. The Parties acknowledge and agree that by entering into this Agreement, they do not rely on any statement, representation, assurance or warranty of any person or entity other than as expressly set out in the Agreement. Each Party agrees that it shall have no right or remedy (other than for breach of contract) in respect of any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set out in this Agreement. Nothing in this Section 12.07 shall exclude or limit liability for fraud. No amendment to this Agreement will be effective unless in writing and signed by both Parties. No waiver of any right, condition, or breach of this Agreement will be effective unless in writing and signed by the Party who has the right to waive the right, condition or breach and delivered to the other Party.

12.08    Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each Party hereto.

12.09    Cooperation. BioNano and Berry agree to execute any instruments reasonably believed by the other Party to be necessary to implement the provisions of this Agreement.

12.10    Costs. Each Party shall bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement.

12.11    Force Majeure. Neither Party shall be in breach of this Agreement nor liable for any failure to perform or delay in the performance of this Agreement attributable in whole or in part to any cause beyond its reasonable control, including but not limited to acts of God, fire, flood, tornado, earthquake, hurricane, lightning, any action taken by government or a regulatory authority, actual or threatened acts of war, terrorism, civil disturbance or insurrection, sabotage, labor shortages or disputes, , transportation difficulties, interruption or failure of any utility service, raw materials or equipment, or the other Party’s fault or negligence (each an event of “Force Majeure”). In the event of any such delay, the delivery date for performance shall be deferred for a period equal to the time lost by reason of the delay.

12.12    Headings and Certain Rules of Construction. Sections, titles and headings in this Agreement are for convenience only and are not intended to affect the meaning or interpretation hereof.

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This Agreement has been negotiated in the English language and only the English language version shall control. Any translation of this Agreement into a non-English language is for convenience only. Whenever required by the context, the singular term shall include the plural, the plural term shall include the singular, and the gender of any pronoun shall include all genders. As used in this Agreement except as the context may otherwise require, the words “include”, “includes”, “including”, and “such as” are deemed to be followed by “without limitation”, whether or not they are in fact followed by such words or words of like import, and “will” and “shall” are used synonymously. The terms “hereof,” “herein,” “hereby,” and derivative or similar to refer to this entire Agreement. Except as expressly stated, any reference to “days” shall be to calendar days, and “business day” shall mean all days other than Saturdays, Sundays or a national or local holiday recognized in the United States and the People’s Republic of China, and any reference to “calendar month” shall be to the month and not a 30 day period, and any reference to “calendar quarter” shall mean the first 3 calendar months of the year, the 4-6th calendar months of the year, the 7-9th calendar months of the year, and the last 3 calendar months of the year. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall on, or any notice is deemed to be given on a Saturday, Sunday, or national holiday, the Party having such privilege or duty shall have until 5:00 pm PST on the next succeeding business day to exercise such privilege or to discharge such duty or the Party giving notice shall be deemed to have given notice on the next succeeding business day. It is further agreed that no usage of trade or other regular practice between the Parties hereto shall be used to interpret or alter the terms and conditions of this Agreement. Ambiguities, if any, in this Agreement shall not be construed against any particular Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

[signature page follows]

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IN WITNESS WHEREOF, effective as of the Effective Date, each of the Parties have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

BIONANO GENOMICS, INC.		BERRY GENOMICS CO., LTD.

By:	/s/ Erik Holmlin, Ph.D.	By:	/s/ Daixing Zhou
Name:	Erik Holmlin, Ph.D.	Name:	Daixing Zhou
Title:	President and Chief Executive Officer	Title:	CEO

Date:	03 August 2016	Date:	8/3/2016

CONFIDENTIAL	[Signature Page to IVD Agreement]

EXHIBIT A

BIONANO COMPONENTS, SERVICE CONTRACTS, AND IQ/OQ PRICING

BioNano Kit Components

	Product	Retail Price (or Expected Retail Price)	[...***...]	Transfer Price
Kits
	[...***...]	[...***...]	[...***...]	[...***...]
	[...***...]	[...***...]	[...***...]	[...***...]

Hardware
	[...***...]	[...***...]	[...***...]	[...***...]
	[...***...]	[...***...]	[...***...]	[...***...]
	[...***...]	[...***...]	[...***...]	[...***...]

Service Contracts
	[...***...]	[...***...]	[...***...]	[...***...]

BioNano Instrument Components

Item	Description	Part Number	U.S. List Price (USD)*
1	[...***...]	[...***...]	[...***...]
2	[...***...]	[...***...]	[...***...]
3	[...***...]	[...***...]	[...***...]

*	price reflects U.S. list price as of the Effective Date. List price may be subject to change upon mutual written agreement.

***Confidential Treatment Requested

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Service Contracts

Part Number	Description	US List Price
[ ...***...]	[ ...***...]	[... ***...] $
[... ***...]	[... ***...]	[... ***...] $
[... ***...]	[... ***...]	[... ***...] $
[... ***...]	[... ***...]	[... ***...] $

*	price reflects U.S. list price as of the Effective Date. List price is subject to change upon mutual written agreement.

***Confidential Treatment Requested

CONFIDENTIAL

EXHIBIT B

SUPPORT

1.	Berry Obligations

a.	Technical Support

1st line support for IVD Kits and IVD Instruments (including responding to customer questions and comments, and maintaining appropriate customer records for regulatory compliance)

Conduct validation of IVD Kit in its labs and manufacturing site

Conduct validation for the quality of the results delivered to patients, using protocols and methods of its choosing

Protocol training post instrument installation

All support for issues specific to the protocols

2.	BioNano Obligations

a.	Installation

Conducts hardware installation and validation of IVD Instruments at Berry facilities and its affiliates.

b.	Installation and support training

Train Berry’s support team to install, validate and support IVD Instruments and BioNano Kit components.

c.	2nd line support for IVD Kits

Provide secondary support to Berry if they are unable to resolve a problem with the IVD Kits.

d.	Warranty and Service Contract Support

Terms and conditions of service and support during the warranty period or Service Contracts shall be further determined by Parties by mutual agreement.

CONFIDENTIAL

EXHIBIT C

INSTRUMENT SPECIFICATIONS

Specifications as contingency for the Irys V3 Beta systems purchased from Q3 16 to Q4 16:

1)	Throughput: […***…]

2)	Detection sensitivity: […***…]

Specifications as contingency for the Irys V3 systems purchased from Q1 17 to Q2 17:

1)	Detection sensitivity: […***…]

2)	Throughput: […***…]

3)	Running chip cost: […***…]

4)	Running time: […***…]

Specifications as contingency for the Irys V3 systems purchased beginning in Year 2 (which begins in Q3 17):

1)	Detection sensitivity: […***…]

2)	Throughput: […***…]

3)	Running chip cost: […***…]

4)	Running time: […***…]

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EXHIBIT D

BRANDING REQUIREMENTS

The following constitutes the general initial Branding Requirements for the IVD Instrument and IVD Kits.

Branding of IVD Instrument

•   Berry’s sole discretion to brand as Berry Instrument or co-brand as a BioNano | Berry instrument.

•   Product name label will be supplied by BioNano. It will be placed on the instrument in the upper left hand corner similar to standard product name placement on other BioNano instruments, if co-branding.

•   If co-branding, the BioNano logo will be supplied by BioNano and must be featured on the lower right hand side of the front of the instrument. In addition the Berry logo will be placed next to the BioNano logo so that it is clear that the instrument is a co-branded product. Detailed guidelines for placement and sizing of logos will be provided by Berry.

Branding of IVD Kits	• Berry’s sole discretion to brand as Berry IVD Kit or co-brand as a BioNano | Berry IVD Kit.

Marketing of IVD Instrument and IVD Kit	• All materials referencing BioNano brands must include appropriate trademark acknowledgements.

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EXHIBIT E

TRADEMARK LICENSE

This Trademark License is incorporated into and made a part of that certain Agreement entered into by and between BioNano, Inc., a California corporation having a place of business at 9640 Towne Centre Drive, Ste. 100, San Diego, California 92121 (defined in the Agreement as “BioNano”) and Berry Genomics Co., Ltd., a Chinese corporation having a place of business at Building 9, Courtyard 6, East Jingshun Road, Chaoyang District, Beijing 100015, People’s Republic of China (defined in the Agreement as “Berry”).

WHEREAS, BioNano is the owner of the [TBD] trademark (Application #                     in the Trademark Office of the People’s Republic of China) including all registrations or applications therefore (the “Mark”):

WHEREAS, pursuant to the Agreement, BioNano is granting certain rights to Berry to market and Sell IVD Kits and IVD Instruments; and

WHEREAS, the Parties desire to incorporate this Trademark License into the Agreement, in order to grant Berry certain rights to use the Mark in connection with the marketing and Sale of the IVD Kits and IVD Instruments. Capitalized terms used but not defined in this Trademark License will have the definition given to them in the Agreement. Notwithstanding the inclusion of trademarks in the defined term “Intellectual Property Rights”, this Trademark License exclusively contains all rights granted to Berry under BioNano and its Affiliate(s) trademarks and service marks;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:

1.    License Grant. Subject to, and contingent upon Berry’s and the Authorized Affiliates (as defined below) continued compliance with, all terms and conditions of the Agreement (specifically including the Branding Requirements set forth in Exhibit D) BioNano hereby grants to Berry and the Authorized Affiliates, and Berry hereby accepts, on behalf of itself and such Authorized Affiliates, a royalty-free, non-exclusive, transferable, sublicensable, irrevocable, license to use the Mark during the Term solely to market, distribute and have distributed, Sell and have Sold, offer for Sale and have offered for Sale, the IVD Kits and IVD Instruments in the Territory in the manner set forth in Section 2.01 of the Agreement, and to develop and distribute Collateral bearing the Mark in furtherance of such activities in the manner set forth in Sections 4.01, 4.02 and 4.03 of the Agreement. As used herein, “Authorized Affiliate” means a Berry Affiliate expressly authorized under the Agreement to market and/or Sell the IVD Kit and/or IVD Instrument in the Territory.

2.    Use of the Mark.

2.01    Branding Requirements and Usage Guidelines. Berry and each Authorized Affiliate shall use the Mark in conformity with the Branding Requirements set forth in Exhibit D to the Agreement, as such Branding Requirements may be updated upon BioNano and Berry’s mutual agreement from time to time, and any additional trademark usage guidelines as may be determined upon BioNano and Berry’s mutual agreement from time to time.

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2.02    Marking. Berry and each Authorized Affiliate shall clearly mark all IVD Kits and IVD Instruments with Berry’s name and address (and/or the name and address of the Authorized Affiliate(s), if appropriate) in compliance with Article 43 of the China Trademark Law. Berry and each Authorized Affiliate shall include the following notice on all Collateral bearing the Mark, in the language predominantly used in such Collateral:

[TBD] is a trademark of BioNano, Inc. and/or its affiliate in the People’s Republic of China used under license.

3.    Ownership of the Marks.

3.01    Ownership. Berry, on behalf of itself and each Authorized Affiliate, acknowledges and agrees that: (i) BioNano is the owner of all right, title, and interest in and to the Mark; (ii) neither Berry nor any Authorized Affiliate has right or interest in the Mark other than those rights expressly granted in this Trademark License; (iii) neither Berry nor any Authorized Affiliate has any right or interest in any other trademark or service mark of BioNano or its Affiliate.

4.    Registration and Enforcement.

4.01    Registration. BioNano shall use commercially reasonable efforts to seek, obtain and, during the Term, maintain in its own name and at its own expense, registration of the Mark within the Territory. In the event that BioNano decides to abandon any of the Mark within the Territory, BioNano will inform Berry and Berry shall have the first right to obtain the ownership of such Mark without costs.

4.02    Enforcement. BioNano has the right, but not the obligation, to take action against any third party infringement of the Mark. In the event that Berry or any Authorized Affiliate learns of any potential infringement of the Mark by any third party, Berry shall promptly notify BioNano of the facts concerning such potential infringement. If BioNano elects not to take action with respect to enforcement actions to cease such infringement, BioNano shall so inform Berry within […***…] upon receiving Berry’s notice, and Berry shall have the right, but not the obligation, to initiate actions to cease any such infringement in the Territory in the Fields of Use. Among the Parties, enforcing Party shall retain all recovery and income (including damages, licensing fees, royalties, settlement payments and other payments) received as a result of any enforcement action.

5.    Miscellaneous.

5.01     Term and Termination. The term of this Trademark License shall commence on the Effective Date and shall continue until the termination or expiration of the Agreement. Upon termination of this Trademark License, all rights and obligations hereunder shall automatically terminate. The termination of this Trademark License will not affect the validity of the Agreement.

5.02    Governing Law. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation shall be governed and construed in accordance with the laws of the State of Delaware; provided the Parties shall abide by all applicable mandatory laws and regulations of the People’s Republic of China. All disputes, controversy, difference or claim arising out of or in connection with this Trademark License shall be resolved as set forth in Section 12.04 of the Agreement.

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5.03    Assignment. Berry shall not assign or transfer this Agreement or any rights or obligations under this Agreement, without the prior written consent of the BioNano. Any assignment or transfer of this Trademark License made in contravention of the terms hereof shall be null and void. Subject to the foregoing, this Trademark License shall be binding on and inure to the benefit of the Parties’ respective successors and permitted assigns.

5.04    Amendment and Waiver. No provision of this Trademark License may be amended or waived except by a writing signed by both Parties.

IN WITNESS WHEREOF, effective as of the Effective Date, each of the Parties have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

BIONANO GENOMICS, INC.		BERRY GENOMICS CO., LTD.

By:		By:	/s/ Daixing Zhou
Name:	Erik Holmlin, Ph.D.	Name:	Daixing Zhou
Title:	President and Chief Executive Officer	Title:	CEO

Date:		Date:	8/3/2016

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EXHIBIT F

BIONANO PATENTS

Country	Applicant Title and Number	Application Date	Grant Number	Grant Date
[...***...]
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[...***...]	[...***...]	[...***...]
[...***...]
[...***...]	[...***...]	[...***...]
[...***...]	[...***...]

*	PROVISIONAL US PATENT APPLICATIONS (Owner: BioNano)

Several unpublished patent applications disclosing new technologies are in preparation for filing as provisional patent application

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**	Patent License Agreement:

I. Licensor: Princeton University

1. Scope License Rights:

a. Patent rights:

• Princeton Patent Portfolio

[…***…]

•	[…***…]

[…***…]

•	[…***…]

b. […***…]

c. Princeton retains rights for non-commercial research and educational purposes.

2. Scope: Exclusive

3. Territory: Worldwide

4. Sublicense Rights: Yes

5. Covenant Not to Sue: One Princeton designee: Nanonex Corporation

6. Technology improvements made by BioNano Genomics: Ownership retained by BioNano Genomics

7. Patent prosecution and enforcement paid by Licensee.

8. Term: Later of a) Last sale of Licensed Product or Service or b) the expiration of Princeton Patent Rights.

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EXHIBIT G

CHECKLIST OF DELIVERABLES

[To be inserted]

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